AGREEMENT

This Agreement ("Agreement") is entered into as of November 26, 2023, by and between:

Nate's Food Co, Inc and Omni Commodities, LLC ("Nate's Food Co" or "NFC") and **CNL Group, Inc**. ("CNL Group") and **Jason Chang** ("Jason") (collectively referred to as "Parties").

BACKGROUND

NFC is engaged in the buying and selling of various commodities, and ***CNL Group***, with ***Jason Chang*** as an authorized representative, possesses expertise in contract negotiation and execution in the food commodities industry. Omni Commodities is a wholly-owned subsidiary of Nate's Food Co. and is NFC's operating entity related to the buying and selling of various commodities.

AGREEMENT TERMS

1. Authorized Signatories

- CNL Group and Jason Chang are hereby authorized as signatories on behalf of Nate's Food Co. and Omni Commodities for contracts related to the procurement and sale of various commodities.

2. Fees and Compensation

- CNL Group's fees for services rendered shall be determined on a per-contract basis and outlined in Schedule A attached hereto.

3. Funds Advance

- Nate's Food Co. agrees to advance funds for the execution and fulfillment of the contracts as detailed in Schedule A.

4. Return of Funds

- In the event that a contract is not executed or fulfilled, the funds advanced by Nate's Food Co. will be promptly returned.

5. Non-Circumvention

- During the term of this Agreement and for a period of five (5) years thereafter, none of the Parties, including their affiliates, agents, employees, or representatives, shall directly or indirectly circumvent, attempt to circumvent, or interfere with any business relationship or transaction disclosed by any other Party, without the express written consent of the disclosing Party.

6. Confidentiality

- All Parties agree to keep confidential any proprietary or sensitive information obtained during this agreement unless disclosure is required by law.

7. Governing Law

- This Agreement shall be governed by and construed in accordance with the laws of Colorado.

SIGNATURE PAGE TO FOLLOW

AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date first above written.

NATE'S FOOD CO, INC.:

DocuSigned by:

7BE2643DB8F2496...

Nate Steck
CEO
Date: 11/26/2023

OMNI COMMODITIES, LLC.:

DocuSigned by:

7BE2643DB8F2496...

Nate Steck
Manager
Date: 11/26/2023

CNL GROUP:

Jason Chang
Date: Sunday 26, November 2023

JASON CHANG:

Date: Sunday 26, November 2023

SCHEDULE A – CONTRACTS

1. Contract with HUNAN ZHONGAN JIULIAN INTERNATIONAL TRADING CO. LTD:

- Commodity: Sugar
- Shipments: 13
- Quantity: 650,000 metric tons
- Advance by Nate's Food Co.: $150,000 (wired to CNL per their instructions)
- CNL Group's Fee: Profit Sharing: 50/50

DS

NFC Initials   JC Initials